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                                                             EXHIBIT 5.1


                                 April 23, 1997



Bionx Implants, Inc.
279B Great Valley Parkway
Malvern, PA 19355

Dear Sirs:

          In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 2,300,000 shares of common stock (the "Shares") of Bionx Implants, Inc., a Delaware Corporation (the "Company"), we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

          On the basis of such examination, we advise you that, when the Company's Registration Statement on Form S-1 (No. 333-22359) has become effective under the Act, the terms of the Shares and of their issue and sale have been duly established in conformity with the Company's certificate of incorporation so as not to violate any applicable law or agreement or instrument then binding on the Company, and the Shares have been duly issued and sold as
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Bionx Implants, Inc.
Page 2

contemplated in such Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to such Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included within such Registration Statement.


                                  Very truly yours,

                                  LOWENSTEIN, SANDLER, KOHL, FISHER
                                  & BOYLAN, P.A.


                                  By: /s/ Peter H. Ehrenberg
                                      -----------------------------
                                      Peter H. Ehrenberg

PHE:kc